UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 22, 2010

AMERON INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-9102	77-0100596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
245 South Los Robles Avenue Pasadena, California (Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:  (626) 683-4000

(Former name or former address, if changed since last report):  None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On March 22, 2010, Ameron International Corporation (the "Company") and its Chairman, Chief Executive Officer and President, James Marlen, entered into a second amendment to Mr. Marlen's Amended and Restated Employment Agreement.  Such amendment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  Mr. Marlen's Amended and Restated Employment Agreement, which was originally effective on January 22, 2003 and previously amended on September 19, 2007, was further amended to, among other things:

  extend the term of the agreement from March 31, 2010 to March 31, 2012;
  provide that the Company may appoint a new Chief Executive Officer and President at any time after March 31, 2011;
  establish Mr. Marlen's base salary as $963,000 per year, commencing on April 1, 2010;
  provide that Mr. Marlen's Performance Stock Agreement will terminate on March 31, 2010, that 8,000 performance stock units, or such larger number as are earned under the Performance Stock Agreement (up to the 24,000 unit maximum set by the agreement), will vest upon the termination of the Performance Stock Agreement, and any remaining unearned shares will not vest and will be forfeited;
  grant the board of directors the discretion to issue Mr. Marlen an equity-based incentive award during the first quarter of 2011, provided that the vesting of such award, if any, would not automatically accelerate upon a change of control of the Company or termination of Mr. Marlen's employment without cause;
  provide that Mr. Marlen will continue to serve as Executive Chairman after the Company appoints a new Chief Executive Officer and President, until the expiration of his employment agreement on March 31, 2012;
  provide that upon Mr. Marlen’s transition into the role of Executive Chairman his base salary will be automatically reduced to 70% of his last base salary as Chief Executive Officer and President, with a target Management Incentive Plan bonus at 100% of his base salary clarify that upon Mr. Marlen’s transition into the role of Executive Chairman he will not be granted any new cash awards under the Long Term Incentive Plan or new equity-based incentive awards, although previously granted awards will continue to vest or be paid, as applicable, in accordance with their then-existing terms;
  revise Mr. Marlen's severance arrangements to reflect the Company's succession planning by providing that, within 30 days of the termination of his employment by the Company without cause (other than in connection with a change in control), he will be entitled to receive a lump sum equal to his salary and target bonuses for the remainder of the term, in addition to the non-cash benefits already provided by his employment agreement;
  reduce Mr. Marlen's change in control severance benefits (payable in lump sum upon a termination without cause within 12 months following a change in control) from an amount equal to 1.5 times the sum of (a) his annual base salary and (b) the greater of 100% of his base salary and his highest Management Incentive Plan bonus in the preceding 5 years to an amount equal to 1.5 times the sum of (x) his then effective base salary and (y) the average bonus he received over the preceding 5 years (provided that if his employment is terminated after he commences serving as Executive Chairman, 70% of his average bonus amount will be used in that calculation), in addition to the non-cash benefits already provided by the agreement;
  eliminate Mr. Marlen's entitlement to Company-paid financial and tax consulting services for the three years following his retirement or the termination of his employment without cause, and the tax gross-up feature applicable to future payments to reimburse Mr. Marlen for financial and tax consulting services; and

  eliminate Mr. Marlen’s entitlement to a gross-up payment in respect of golden parachute excise taxes under Section 4999 of the Internal Revenue Code.

The foregoing summarizes only the material terms of the amendment and is qualified in its entirety by reference to the terms of the amendment, as set forth in Exhibit 99.1 hereto.

Item 8.01.          Other Events.

On March 22, 2010, the Company issued a press release in connection with the amendment.  The press release is included herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

Exhibit No.	Description

99.1	Second Amendment to Amended and Restated Employment Agreement of James Marlen, dated March 22, 2010.

99.2	Press Release, dated March 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERON INTERNATIONAL CORPORATION

	By:	/s/ Javier Solis
	Name:	Javier Solis
	Title:	Secretary

Dated: March 24, 2010